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Exhibit 3.2

FORM OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VANTAGE ENERGY SERVICES, INC.

Pursuant to Section 245 of the
Delaware General Corporation Law

        VANTAGE ENERGY SERVICES, INC., a corporation existing under the laws of the State of Delaware (the "Corporation"), by its Chief Executive Officer, hereby certifies as follows:

        1.     The name of the Corporation is "Vantage Energy Services, Inc."

        2.     The Corporation's Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on September 8, 2006.

        3.     This Amended Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

        4.     This Amended and Restated Certificate of Incorporation was duly adopted by joint written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware ("GCL").

        5.     The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

        FIRST: The name of the corporation is Vantage Energy Services, Inc. (the "Corporation").

        SECOND: The address of the Corporation's registered office in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent. The name of the Corporation's registered agent at such address is National Registered Agents, Inc.

        THIRD: Subject to the immediately succeeding sentence and Article Fifth, the purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("GCL"). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation; provided, however, that in the event a Business Combination (as defined below) is not consummated prior to the Initial Termination Date (as defined below), then the purposes of the Corporation shall automatically, with no action required by the board of directors (the "Board") or the stockholders, on the Initial Termination Date be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein on or after the Initial Termination Date and the Corporation's powers shall thereupon be limited to those set forth in Section 278 of the GCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein. This Article Third may not be amended without the affirmative vote of at least 95% of the IPO Shares (as defined below) cast at a meeting of stockholders of the Corporation.

        FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 61,000,000 of which 60,000,000 shares shall be common stock of the par value of $.001 per share ("Common Stock") and 1,000,000 shares shall be preferred stock of the par value of $.001 per share ("Preferred Stock").

          (A)  Preferred Stock. The Board is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

          (B)  Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

        FIFTH: The Corporation's existence shall terminate on                        , 2008 (the "Termination Date"). This provision may only be amended in connection with, and such amendment shall become effective upon, the consummation of a Business Combination (as defined below). A proposal to so amend this section shall be submitted to stockholders in connection with any proposed Business Combination pursuant to Article Sixth (B) below.

        SIXTH: The following provisions (A) through (G) shall apply during the period commencing upon the filing of this Amended and Restated Certificate of Incorporation and shall terminate upon the consummation of any Business Combination (as defined below), and may not be amended during the Target Business Acquisition Period (as defined below) without the affirmative vote of at least 95% of the IPO Shares (as defined below) cast at a meeting of stockholders of the Corporation. A "Business Combination" shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, exchangeable share transaction, asset or stock acquisition, joint venture or other similar type of transaction, of an operating business or businesses having collectively, a fair market value (as calculated in accordance with the requirements set forth below) of at least 80% of the Corporation's net assets at the time of the acquisition, provided, however, that any acquisition of multiple operating businesses shall occur contemporaneously with one another ("Target Business"). The "Target Business Acquisition Period" shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation's initial public offering of securities ("IPO") up to and including the first to occur of (a) a Business Combination, (b) the Initial Termination Date (as defined below) or (c) the Termination Date (as defined below). For purposes of this Article, fair market value shall be determined by the Board based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow, and book value. If the Board is not able to independently determine that the Target Business has a sufficient fair market value, or if a conflict of interest exists, the Corporation will obtain an opinion from an unaffiliated, independent third party appraiser, which may or may not be an investment banking firm that is a member of the National Association of Securities Dealers, Inc., with respect to the satisfaction of such criteria.

          (A)  Immediately after the IPO, the amount of the net offering proceeds received by the Corporation in the IPO (including the proceeds of any exercise of the underwriter's over-allotment option) specified in the Corporation's registration statement on Form S-1 filed with the Securities and Exchange Commission (the "Registration Statement") at the time it goes effective shall be deposited and thereafter held in a trust account established by the Corporation (the "Trust Account"). Neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination or (ii) the liquidation of the Corporation as discussed in Paragraph (D) below, in each case in accordance with the terms of the investment management trust agreement governing the Trust Account; provided, however, that the Corporation shall be entitled to withdraw interest income from the Trust Account as would be required to pay taxes on the interest earned on the Trust Account, and additionally up to an aggregate of two million dollars ($2,000,000) of interest income for working capital purposes.

          (B)  Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the GCL. In the event that a majority of the shares cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate any Business Combination if the holders of 20% or more of the IPO Shares (as defined below) exercise their conversion rights described in Paragraph (C) below.

          (C)  In the event that a Business Combination is approved in accordance with the above Paragraph (B) and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock issued in the IPO (the "IPO Shares") who voted against the Business Combination, other than the Founding Stockholders (as defined below), may, contemporaneous with such vote, demand that the Corporation convert his, her or its IPO Shares into cash. If so demanded, the Corporation shall, promptly after consummation of the Business Combination, convert such shares into cash at a per share conversion price equal to (i) the amount held in the Trust Account (net of taxes payable and amounts released to the Corporation as described in Paragraph (A) above), less the portion of the proceeds attributable to the underwriters' deferred compensation (calculated as of two business days prior to the consummation of the Business Combination), divided by (ii) the total number of IPO Shares.

          (D)  In the event that the Corporation does not execute a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination within 18 months after the consummation of the IPO (the "Initial Termination Date"), the directors and officers of the Corporation shall take all such action necessary to dissolve the Corporation and liquidate the Trust Account to holders of IPO Shares as soon as reasonably practicable, and after approval of the Corporation's stockholders and subject to the requirements of the GCL, including the adoption of a resolution by the Board, prior to such Initial Termination Date, pursuant to Section 275(a) of the GCL, in which the Board finds the dissolution of the Corporation advisable and providing such notices as are required by said Section 275(a) of the GCL as promptly thereafter as possible. In the event that (i) the stockholders vote in favor of such dissolution and the Corporation is so dissolved or (ii) the Corporation's existence terminates on the Termination Date, the Corporation shall promptly adopt and implement a plan of distribution which provides that only the holders of IPO Shares shall be entitled to share ratably in the Trust Account plus any other net assets of the Corporation not used for or reserved to pay obligations and claims or such other corporate expenses relating to or arising during the Corporation's remaining existence, including costs of dissolving and liquidating the Corporation. The Corporation shall pay no liquidating distributions with respect to any shares of capital stock of the Corporation other than IPO Shares.

          (E)  A holder of IPO Shares shall be entitled to receive funds from the Trust Account only (i) in the event of a liquidation of the Trust Account to holders of IPO Shares in connection with (a) the dissolution of the Corporation or (b) the termination of the Corporation's existence on the Termination Date, pursuant to the terms of the investment management trust agreement governing the Trust Account or (ii) other than with respect to the Founding Stockholders, in the event he, she or it demands conversion of such IPO Shares in accordance with Paragraph (C), above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account. A holder of shares issued and outstanding prior to the IPO or issued in a private placement concurrently with or prior to the consummation of the IPO (a "Founding Stockholder") shall not have any right or interest of any kind in or to the Trust Account.

          (F)  Unless and until the Corporation has consummated a Business Combination as permitted under this Article Sixth, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, stock purchase, asset acquisition, exchangeable share transaction, entry into a joint venture or otherwise.

          (G)  The Board shall be divided into two classes: Class I and Class II. The number of directors in each class shall be as nearly equal as possible. Prior to the IPO, there shall be elected three Class I directors and three Class II directors. The directors in Class I shall be elected for a term expiring at the first annual meeting of stockholders following the IPO and the directors in Class II shall be elected for a term expiring at the second annual meeting of stockholders following the IPO. Commencing at the first annual meeting of stockholders following the IPO and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation's Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his or her successor shall have been elected and qualified.

        SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          (A)  Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

          (B)  The Board shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

          (C)  The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of stockholders or at any special meeting of stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interests, or for any other reason.

          (D)  In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Amended and Restated Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

        EIGHTH:

          (A)  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this Paragraph (A) by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

          (B)  The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

        NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the GCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

        TENTH: The Corporation hereby elects not to be governed by Section 203 of the GCL.

        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Paul A. Bragg, its Chief Executive Officer, as of the         day of                        , 200    .

Paul A. Bragg Chief Executive Officer

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FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF VANTAGE ENERGY SERVICES, INC. Pursuant to Section 245 of the Delaware General Corporation Law